Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES THIRD QUARTER 2011 RESULTS

Cash Resales of $38.0 million

HOUSTON, November 8, 2011 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the third quarter ended September 30, 2011.

Third Quarter Highlights –

(in millions)	Third Quarter		First Nine Months
	2011	2010	2011	2010
Cash Resales	$38.0	$44.4	$92.1	$96.8
Total Revenue	52.2	46.1	147.2	111.5
Cash EBITDA	32.1	37.1	77.1	79.1

Total revenue for the third quarter of 2011 was $52.2 million compared to $46.1 million during the third quarter of 2010. The 13% increase in revenue primarily resulted from a $5.0 million, or 51%, increase in acquisition revenue. Acquisition revenue was $14.7 million in the third quarter of 2011, with activity primarily in the Eagle Ford, Marcellus, Niobrara and Montney resource plays. Cash resales for the third quarter of 2011 were $38.0 million compared to $44.4 million for the same period last year. Sequentially, cash resales increased $10.1 million compared to the second quarter of 2011. Cash resales from 3D data located in unconventional plays totaled $32.5 million, or 86%, of our cash resales in the third quarter of 2011 compared to $41.0 million, or 92%, in the third quarter of 2010. Cash resales from conventional 3D, 2D and offshore data totaled $5.5 million and $3.4 million in the third quarters of 2011 and 2010, respectively. Solutions revenue was $1.2 million compared to $0.7 million in the same period last year.

Total revenue for the nine months ended September 30, 2011, was $147.2 million, a 32% increase from the 2010 nine month level of $111.5 million. Acquisition revenue increased $27.0 million to $49.7 million and total resale licensing revenue increased $8.1 million to $94.2 million for the first nine months of 2011. Cash resales were $92.1 million in the first nine months of 2011 compared to $96.8 million in the same period last year. This year, cash resales from 3D data located in unconventional plays totaled $68.0 million, or 74%, of our cash resales compared to $75.3 million, or 78%, in the 2010 year-to-date period. Cash resales from conventional 3D, 2D and offshore data totaled $24.1 million and $21.6 million in the nine month periods of 2011 and 2010, respectively. Solutions revenue was $3.3 million for the first nine months of 2011 compared to $2.7 million in the same period of 2010.

For the third quarter of 2011, our net loss was $5.1 million compared to last year’s net loss of $15.9 million. For the nine months ended September 30, 2011, our net loss was $9.6 million compared to $60.7 million for the same period last year. The increase in total revenue and a decrease in amortization expense on our data library were the major contributors for the improvement in both periods. Additionally, the 2011 periods included a $7.9 million loss on early extinguishment of debt related to our 9.75% Senior Notes.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $32.1 million for the third quarter of 2011 compared to $37.1 million in the same period of 2010. Cash EBITDA was $77.1 million in the first nine months of 2011 compared to $79.1 million in the first nine months of last year.

“We have 14,000 square miles of data, existing or in progress, in the key active resource plays in North America,” commented Rob Monson, president and chief executive officer. “This data has contributed significantly to our cash resales while our conventional data sets continue to generate a steady level of activity.

(more)

“We have increased our activity in the Marcellus and Niobrara areas, with current data acquisition of over 500 and 650 square miles, respectively, in these areas, and have grown our campaign in the Cardium area in Canada, with over 250 square miles of new activity,” stated Monson. “We continue to evaluate prospective areas as well to meet our clients’ seismic needs.”

Depreciation and amortization expense for the third quarter of 2011 was $34.1 million compared to $45.0 million for the same period in 2010 and was $99.7 million for the first nine months of 2011 compared to $121.8 million for the first nine months of 2010. The decrease between periods was primarily due to a significant portion of our data library becoming fully amortized in February 2011 resulting in less straight-line amortization.

Selling, general and administrative (“SG&A”) expenses were $7.6 million for the third quarter of 2011 compared to $8.5 million in last year’s third quarter. Cash SG&A expenses decreased $0.5 million between the quarters mainly due to a reduction in bad debt expense. SG&A expenses were $23.1 million in the first nine months of 2011 compared to $23.4 million in the same period last year.

On July 1, 2011, we redeemed $125.0 million of our 9.75% Senior Notes. The call premium paid to redeem such notes prior to maturity along with the related unamortized issuance costs resulted in a $7.9 million loss on early extinguishment of debt in the third quarter of 2011.

Our cash balances on September 30, 2011 were $38.6 million. Cash consumption during the third quarter was $134.8 million primarily due to the redemption of senior notes and payment of call premium which totaled $131.1 million. The remaining change in cash was primarily due to cash EBITDA of $32.1 million offset by net cash capital expenditures for the quarter of $14.0 million, interest payments of $18.1 and cash utilized by working capital of $4.1 million.

Gross capital expenditures for the first nine months of 2011 were $105.8 million, of which $91.8 million related to new data acquisition. Total underwriting revenue for the first nine months of 2011 was $49.7 million. Our net cash capital expenditures totaled $48.3 million for the first nine months of 2011. Our data acquisition activities in 2011 have been focused in key unconventional plays, including the Eagle Ford, Marcellus and Niobrara in the U.S. and the Montney and Cardium in Canada.

Our forecast of net cash capital expenditures for the remainder of 2011 is $22.7 million bringing our total estimated net cash capital expenditures for the year to $71.0 million. Our current backlog of net cash capital expenditures related to acquisition programs is $48.8 million, of which we expect approximately $20 million to be incurred in the remainder of 2011.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss third quarter results for 2011 on Wednesday, November 9, 2011 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-700-0133, passcode Seitel. A replay of the call will be available until November 16, 2011 by dialing 888-286-8010, passcode 67056979, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel owns over 44,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-

looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is income (loss) from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) September 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$38,607	$89,971
Receivables, net	51,939	34,644
Net seismic data library	114,724	106,104
Net property and equipment	4,790	5,446
Investment in marketable securities	174	3,102
Prepaid expenses, deferred charges and other	12,185	10,249
Intangible assets, net	28,107	33,117
Goodwill	203,768	208,050
Deferred income taxes	326	326

TOTAL ASSETS	$454,620	$491,009

LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$30,709	$53,170
Income taxes payable	608	8
Debt:
Senior Notes	275,000	402,056
Notes payable	110	154
Obligations under capital leases	3,134	3,394
Deferred revenue	48,603	37,121
Deferred income taxes	1,635	2,128

TOTAL LIABILITIES	359,799	498,031

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY (DEFICIT)

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at September 30, 2011 and December 31, 2010	—	—
Additional paid-in capital	397,954	277,488
Retained deficit	(321,027)	(311,401)
Accumulated other comprehensive income	17,894	26,891

TOTAL STOCKHOLDER’S EQUITY (DEFICIT)	94,821	(7,022)

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)	$454,620	$491,009

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2011	2010
REVENUE	$52,208	$46,140

EXPENSES:
Depreciation and amortization	34,052	45,021
Cost of sales	13	10
Selling, general and administrative	7,637	8,516

	41,702	53,547

INCOME (LOSS) FROM OPERATIONS	10,506	(7,407)

Interest expense, net	(7,198)	(10,194)
Foreign currency exchange gains (losses)	(1,631)	228
Loss on early extinguishment of debt	(7,912)	—
Other income	44	55

Loss before income taxes	(6,191)	(17,318)
Benefit for income taxes	(1,080)	(1,401)

NET LOSS	$(5,111)	$(15,917)

(more)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2011	2010
REVENUE	$147,249	$111,478

EXPENSES:
Depreciation and amortization	99,712	121,788
Cost of sales	68	73
Selling, general and administrative	23,127	23,414

	122,907	145,275

INCOME (LOSS) FROM OPERATIONS	24,342	(33,797)

Interest expense, net	(27,622)	(30,520)
Foreign currency exchange gains (losses)	(1,174)	120
Loss on early extinguishment of debt	(7,912)	—
Gain on sale of marketable securities	2,467	52
Other income	208	189

Loss before income taxes	(9,691)	(63,956)
Benefit for income taxes	(65)	(3,211)

NET LOSS	$(9,626)	$(60,745)

Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2011	2010	2011	2010
Acquisition revenue:
Cash underwriting	$11,034	$13,741	$9,387	$47,387	$21,553
Underwriting from non-monetary exchanges	344	931	310	2,314	1,121

Total acquisition revenue	11,378	14,672	9,697	49,701	22,674

Resale licensing revenue:
Cash resales	27,883	37,999	44,429	92,147	96,842
Non-monetary exchanges	—	856	—	6,871	4,050
Revenue recognition adjustments	(4,676)	(2,531)	(8,707)	(4,769)	(14,767)

Total resale licensing revenue	23,207	36,324	35,722	94,249	86,125

Total seismic revenue	34,585	50,996	45,419	143,950	108,799

Solutions and other	960	1,212	721	3,299	2,679

Total revenue	$35,545	$52,208	$46,140	147,249	$111,478

We believe the allocation of cash resales between unconventional and conventional plays provides useful additional information about current trends in our operations. The tables below compare such non-GAAP information to information related to the most comparable GAAP measure, total revenue.

The following table reconciles cash resales to revenue recognized and summarizes the percentage of cash resales and total revenue generated from 3D data located in unconventional plays for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Unconventional 3D data cash resales	$32,532	$41,049	$68,042	$75,279
Other revenue components:
Acquisition revenue	14,672	9,678	49,701	22,035
Non-monetary exchanges	733	—	6,446	—
Revenue recognition adjustments	(2,000)	(12,089)	(3,669)	(21,252)

Unconventional 3D data total revenue	$45,937	$38,638	$120,520	$76,062

Percentage of total cash resales	86%	92%	74%	78%
Percentage of total revenue	88%	84%	82%	68%

(more)

The following table reconciles cash resales to revenue recognized for conventional 3D, 2D and offshore data for the three and nine months ended September 30, 2011 and 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Conventional 3D, 2D and offshore data cash resales	$5,467	$3,380	$24,105	$21,563
Other revenue components:
Acquisition revenue	—	19	—	639
Non-monetary exchanges	123	—	425	4,050
Revenue recognition adjustments	(531)	3,382	(1,100)	6,485

Conventional 3D, 2D and offshore data total revenue	$5,059	$6,781	$23,430	$32,737

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and debt restructure costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash EBITDA	$32,055	$37,123	$77,060	$79,149
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	14,672	9,697	49,701	22,674
Non-monetary exchanges	856	—	6,871	4,050
Revenue recognition adjustments	(2,531)	(8,707)	(4,769)	(14,767)
Solutions non-cash revenue	69	—	69	—
Less:
Gain on sale of marketable securities	—	—	(2,467)	(52)
Depreciation and amortization	(34,052)	(45,021)	(99,712)	(121,788)
Non-recurring corporate expenses	(437)	—	(1,792)	(128)
Non-cash operating expenses	(126)	(499)	(619)	(2,935)

Operating income (loss)	$10,506	$(7,407)	$24,342	$(33,797)

(more)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and nine months ended September 30, 2011 and September 30, 2010 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cost of Sales	$13	$10	$68	$73
Cash SG&A expenses (1)	7,511	8,017	22,508	20,479

Cash operating expenses	7,524	8,027	22,576	20,552
Non-cash equity compensation expense	54	430	400	2,729
Non-cash rent expense	72	69	219	206

Total	$7,650	$8,526	$23,195	$23,487

(1)

Includes $0.4 million, $1.8 million and $0.1 million of non-recurring corporate expenses for the three months ended September 30, 2011 and for the nine months ended September 30, 2011 and 2010, respectively.

The following table summarizes our actual capital expenditures for the nine months ended September 30, 2011 and our estimate for the year ending December 31, 2011 (in thousands):

	Nine Months Ended September 30, 2011	Estimate for Remainder of 2011	Total Estimate for 2011
New data acquisition	$91,814	$53,186	$145,000
Cash purchases and data processing	2,629	371	3,000
Non-monetary exchanges	10,119	181	10,300
Property and equipment and other	1,221	779	2,000

Total capital expenditures	105,783	54,517	160,300
Less:
Non-monetary exchanges	(10,119)	(181)	(10,300)
Cash underwriting	(47,387)	(31,613)	(79,000)

Net cash capital expenditures	$48,277	$22,723	$71,000

# # #